Exhibit 10.3
AWARD TERMS OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS GRANTED UNDER THE
CORTEVA, INC. 2019 OMNIBUS INCENTIVE PLAN
FOR GRANTEES LOCATED IN THE U.S. (OUTSIDE OF CALIFORNIA)

Introduction	You have been granted performance-based Restricted Stock Units (“Units”) under the Corteva, Inc. 2019 Omnibus Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com

Grant Award Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance. If you do not accept your Units in the manner instructed by the Company, your Units will be subject to cancellation

Date of Grant	February 24, 2026 (“Date of Grant”)

Type of Award	Units

Dividend Equivalents	Dividends payable on the Shares represented by your Units (including whole and fractional Units) will be allocated to your account in the form of Units based upon the closing Share price on the date of the dividend payment. Such Units will be subject to the vesting terms set forth below and all other terms set forth in the Agreement. Dividend equivalent units will be determined after the end of the applicable performance period (“Performance Period”) and credited to your account at that time based on the performance-adjusted number of Units in your account. Dividend equivalent units will be calculated by taking the final performance-adjusted Units and calculating the dividend equivalent units for the first dividend payment date for the Performance Period. The resulting number of dividend equivalent units from the first dividend payment date will be added to the final performance-adjusted number of Units before calculating the dividend equivalent units for the second dividend payment date during the Performance Period. This process will be repeated for each subsequent dividend payment date during the Performance Period.

Performance Period	January 1, 2026 – December 31, 2028

Exhibit 10.3

Vesting Terms	You may not sell, gift, or otherwise transfer or dispose of any of the Units.

If you remain an active employee from the Date of Grant through the last day of the Performance Period, you will vest in the number of Units that become eligible to vest, if any, based on the achievement of the goals set forth in the Performance Metrics section set forth below. Except as set forth below, if you terminate employment after the Date of Grant but prior to the last day of the Performance Period, unvested Units will be forfeited.

Performance Metrics	The total number of Units subject to the Award that will be eligible to vest will be based upon the attainment level of the performance goals related to the Company’s (a) Return on Net Assets (“RONA”) (as defined below) and (b) 3-Year Cumulative Earnings Per Share (“EPS”) (as defined below), in each case, during the Performance Period. The performance attainment level and percent of target payout will be determined independently for each metric, and the two metrics will be weighted in determining the final total number of Units that are eligible to vest (the “Final Award”). The RONA performance goal is weighted at 50% and the 3-Year Cumulative EPS performance goal is weighted at 50%.

The Final Award is the sum of the following two elements:

RONA Payout % x Target Award x 50%	+	3-Year Cumulative EPS Payout % x Target Award x 50%	=	Final Award

The RONA Payout % and the 3-Year Cumulative EPS Payout % are set out below under the headings “RONA Payout % Schedule” and “3-Year Cumulative EPS Payout %” below.

1.RONA Goal

“RONA” is equal to Operating Earnings divided by the 4-Quarter Average of Net Working Capital (“NWC”) plus net property, plant and equipment (“PP&E”). Descriptions for these components are provided below.

The attainment level of the RONA goal will be measured by adding the RONA that is attained for each of the three fiscal years contained in the Performance Period and dividing this number by three (i.e., average RONA attained over the Performance Period).

“Operating Earnings” means income from continuing operations attributable to Corteva common stockholders, excluding the after-tax impact of significant items, non-operating -benefits (costs), and amortization of intangible assets existing as of the Separation from DowDuPont.

Exhibit 10.3

“NWC” means current assets, less current liabilities, including cash and short-term debt and calculated as a 4-quarter average.

PP&E = Gross Property Plant and Equipment less Accumulated Depreciation and calculated as a 4-point average

RONA Payout % Schedule

Performance	RONA Payout %
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
RONA is rounded to 1 decimal place (ie. Xx.x%)

Based on the table above, the Company’s average RONA during the Performance Period is translated into a percentage payout (of the target) for 50% of the Units subject to the Award.

2.     3-Year Cumulative EPS Goal

“Operating Earnings Per Share” means, for a fiscal year within the Performance Period, Operating Earnings (defined above), divided by the Diluted Shares Outstanding, rounded to the second decimal place.

“Diluted Shares Outstanding” means the number of Shares that are outstanding on a fully diluted basis as of the last day of the fiscal year contained in the Performance Period, as reported in the Company’s Form 10-K.

“3-Year Cumulative EPS” shall be calculated as the sum of Operating Earnings Per Share (EPS) for each of the fiscal years contained in the Performance Period in accordance with the following formula:

3-Year Cumulative EPS = EPS Year 1 + EPS Year 2 + EPS Year 3

The attainment level of the 3-Year Cumulative EPS goal will determine the payout percentage for the Performance Period in accordance with the schedule outlined below.

                3-Year Cumulative EPS Payout % Schedule

Performance	Payout %
Below Threshold	0%
Threshold	50%

Exhibit 10.3

Target	100%
Maximum	200%
*Interim points are interpolated on a straight-line basis
**Based on the table above, the Company’s 3-Year Cumulative EPS during the Performance Period is translated into a percentage payout (of the target) for 50% of the Units subject to the Award.

Performance Adjustment
The Committee, in its sole and absolute discretion, may make appropriate and equitable adjustments to the performance goal measurement or the method applied to calculate such measurement or determine the underlying performance metric, in the event of or in connection with, among other items: (i) tax adjustments, (ii) a merger or acquisition or any similar event affecting the Shares or other securities of the Company, (iii) debt incurred relative to pension funding (whether required or driven by de-risking strategies), (iv) the impact of any new accounting standards, and (v) items associated with discontinued operations.

Payment	Within 70 days following the last day of the Performance Period, vested Units (including dividend equivalents accruing after the end of the Performance Period and prior to the payment date), if any, will be paid to you or your estate, as applicable, in one Share for each whole Unit and a cash payment for any fraction of a Unit. The value of each fractional Unit will be based on the closing price of the Shares as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Section 409A of the Code
The Units are intended to be exempt from or compliant with Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Section 409A of the Code or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan or both, without your consent, in the manner that the Committee may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This section does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Units or the delivery of Shares upon vesting/settlement of the Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall the Company be liable to any party for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Exhibit 10.3
Termination
of Employment

Under Sum of 65 Rule, Due to Disability or Death, Divestiture to Entity Less Than 50% Owned by the Company, or Involuntary Termination Giving Rise to Severance Benefits
If you are an active employee for six months following the Date of Grant and terminate employment (i) after attainment of age 55 and a minimum of 65 combined years of age and service ; or due to (ii) disability; (iii) death; (iv) liquidation, dissolution or divestiture to an entity less than 50% owned by the Company; or (v) an involuntary termination by the Company or, if different, the Subsidiary or Affiliate that employs you (the “Employer”) which gives rise to the payment of severance benefits under a plan maintained by the Company, the Units will remain subject to the Vesting Terms and will be paid in accordance with the Payment terms above. However, the number of Units will be prorated based on the number of months you were employed, and adjusted for periods of unpaid leaves of absence or part-time employment as determined by the Plan Administrator, from the beginning of the Performance Period through the end of the Performance Period

Due to Any Other Reason (including for Cause; Voluntary Termination; or Involuntary Termination Without Severance Benefits)	Units will be forfeited as of the date on which you terminate employment.

Restricted Conduct	If you engage in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company or any Subsidiary or Affiliate, you shall forfeit all Units. For purposes of subparagraphs (i) through (v) below, “Company” shall mean Corteva, Inc. and/or any of its Subsidiaries or Affiliates.

(i) Confidential Information. During the course of your employment with the Company and thereafter, you use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and its business that is not generally known outside the Company, and includes, but is not limited to, (a) trade secrets; (b) intellectual property; (c) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (d) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (e) Company business plans, marketing plans, financial data and projections; and (f) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii) Solicitation of Employees. During your employment and for a period of one year following the termination of your employment for any reason, you hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with your new or prospective employer; and/or

Exhibit 10.3

(iii) Solicitation of Customers. During your employment and for a period of one year following the termination of your employment for any reason, you, directly or indirectly, on behalf of yourself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which you had direct or indirect contact regarding those products or services or about which you learned Confidential Information at any time during the two years prior to your termination of employment with the Company; and/or

(iv) Non-Competition regarding Products or Services. During your employment and for a period of one year following the termination of your employment for any reason, you, directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer you had direct or indirect contact regarding those products or services or about which customer you learned Confidential Information at any time during the two years prior to your termination of employment with the Company; and/or

(v) Non-Competition regarding Activities. During your employment and for a period of one year following the termination of your employment for any reason, you engage in activities which are entirely or in part the same as or similar to activities in which you engaged at any time during the two years preceding termination of your employment with the Company for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which you worked at any time during the two years preceding termination of your employment. This paragraph applies in countries in which you have physically been present performing work for the Company at any time during the two years preceding termination of your employment.

Applicable Policies     This Award shall be subject to the Company’s clawback policy; the Corteva, Inc. Insider Trading Policy, including the anti-hedging and anti-pledging provisions thereunder; and/or share ownership guidelines, if any, (in each case as they may be amended from time to time), the terms of which are incorporated herein by reference. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired pursuant to your Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company's enforcement of the clawback policy and/or for purposes of complying with any applicable law. To the extent that this Agreement and the clawback policy conflict, the terms of the clawback policy shall prevail.

Exhibit 10.3

Repayment/ Forfeiture
Any benefits you may receive hereunder shall be subject to repayment or forfeiture as required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are traded, as may be in effect from time to time.

Withholding                 You acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you or deemed applicable to you (“Tax-Related Items”) in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent units; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units or the underlying shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

                                    In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring you to make a payment in a form acceptable to the Company; or (ii) withholding from your wages or other cash compensation payable to you by the Company and/or the Employer; or (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iv) withholding in Shares to be issued upon settlement of the Unit; or (v) any other method of withholding determined by the Company and to the extent required by Applicable Law or the Plan, approved by the Committee; provided, however, that if you are subject to the short-swing profit rules of Section 16(b) of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event unless otherwise determined by the Committee.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, up to and including maximum applicable rates, in the jurisdictions applicable to you, in which case, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Exhibit 10.3
Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this section to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if Shares subject to the Units will be withheld (or sold on your behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Units for any portion of the Units that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of Shares withheld (or sold on your behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.

Severability                 The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver                         You acknowledge that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Privacy                         In relation to this Agreement, the Company may collect, use, transfer and share your personal information, such as your name, contact information and banking information. The Company may share personal information with its Affiliates and selected third parties outside of your country of residence, including the United States, which may have data protection rules that are different from those of your country, to perform this Agreement and for purposes consistent with our privacy statement: www.corteva.com/privacy

Exhibit 10.3

Insider Trading/ Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker's country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Units) or rights linked to the value of Shares under the Plan during such times as you are considered to have "inside information" regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) "tipping" third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Corteva, Inc Insider Trading Policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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